EXHIBIT 10.15

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                                                              CONFIDENTIAL
                                                          TANOX BIOSYSTEMS, INC.

                             SUPPLEMENTAL AGREEMENT

Tanox and Ciba currently are engaged in settling certain litigation with Genentech and Roche. In connection with the settlement of such litigation, Tanox, Ciba and Genentech (and possibly certain Roche entities) have entered Into an agreement (the "Multiparty Transaction" under which Genentech merges its anti-IgE antibody project with the anti-IgE antibody project of Tanox/Ciba which is being pursued under a Development and License Agreement between Tanox and Ciba dated May 11, 1990 (the "D&L Agreement").

Tanox and Ciba also are party to a Loan Agreement dated effective December 13, 1994, pursuant to which Ciba has agreed to loan * for the construction, validation, and start-up of a mammalian cell culture pilot manufacturing facility located in Houston, Texas (the "Pilot Plant").

To further facilitate the cooperation between them in connection with the Multiparty Transaction and the development of the respective anti-IgE antibody product ("Anti-IgE Product") project, Tanox and Ciba intend to enter into an agreement which modifies and amends their agreements to the extent of the provisions set forth below.

1.0  DEVELOPMENT IN CERTAIN FAR EAST COUNTRIES

     1.1 MERGER OF RIGHTS IN EA COUNTRIES. Pursuant to the D & L Agreement, Tanox has retained certain commercialization rights for the Anti-IgE Product in the territories of Taiwan, Hong Kong, Singapore, China and Korea (the "EA Countries"). Ciba also has certain commercialization rights for Anti-IgE Product in such EA Countries. As part of this Addendum to the D & L Agreement, Tanox and Ciba agree to merge their rights in the EA Countries into a combined development and commercialization program for the Anti-IgE Product, *.

     1.2 TANOX DEVELOPMENT COMPANY. The parties acknowledge that all or a portion of Tanox's rights and responsibilities for development and commercialization of the Anti-IgE Product in the EA Countries may be undertaken by (a) company(ies) formed by Tanox for such purpose ("EA Company"), which may be financed in part by third parties as shareholders and in which Tanox shall have the control, i.a. by having a majority of the voting rights as shareholder.

     1.3 DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES. The parties shall cooperate fully in connection with the development and commercialization of the Anti-IgE Product. Tanox shall assume primary responsibility in coordination with the Steering Committee (as defined in the D & L Agreement) for pursuing any additional
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Supplemental Agreement
June 10, 1996
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     development activities in the EA Countries which may be necessary or beneficial in connection with obtaining product registration and marketing approval in such countries. Ciba shall have the right to market and sell the Anti-IgE Product following marketing approval. Tanox shall have the right to supply product to the EA Countries at cost from its pilot facility in Houston, Texas, and/or from a facility owned and operated by the EA Company. To the extent Tanox is unable to supply all the product which may be required for the EA Countries, such product also may be purchased from Genentech or supplied by Ciba, as applicable.

     1.4 COST AND PROFIT SHARING. *

2.0  REIMBURSEMENT OF CIBA'S PATENT LITIGATION COSTS

     2.1 REIMBURSABLE COSTS. Tanox agrees that it will reimburse Ciba in the manner agreed below for * of its ex-pocket expenditures for attorneys' fees and expenses, document discovery, and compensation for expert's opinions which are directly related to Ciba's defense of Genentech's patent claims against it for infringement of the U.S. "Cabilly" patent and/or Ciba's counterclaims against Genentech for invalidation of such patent. Ciba agrees that reimbursable ex-pocket expenditures shall not include any expenditures which have been incurred by Ciba following February 15, 1996, and shall not include any expenditures relating to representation of Ciba's interests outside the scope of the patent claims and counterclaims as defined above, including, without limitation, any attorneys' fees incurred in connection with representation of Ciba in the multiparty settlement discussions or bilateral discussions between Tanox and Ciba.

     2.2 DOCUMENTATION. Promptly following execution of the agreement contemplated hereby, Ciba agrees to submit copies to Tanox of appropriate invoices or other documentation for such ex-pocket expenditures to be claimed for reimbursement hereunder so that Tanox can confirm that all such charges are
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Supplemental Agreement
June 10, 1996
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     properly within the scope of the ex-pocket expenditures agreed to be reimbursable hereunder.

     2.3 REIMBURSEMENT BY OFFSET. All amounts due Ciba hereunder shall be paid solely by Ciba's offset of such amounts against royalties payable to Tanox by Ciba under the D & L Agreement or which are attributable to Ciba based on its profit sharing ratios under the Multiparty Transaction.

3.0  LOAN REPAYMENT OBLIGATION

     3.1 EFFECTIVENESS OF PROVISIONS. If the Multiparty Transaction is concluded, then as of such date, repayment of that certain * loan ("Loan") from Ciba to Tanox for construction, validation and start-up of the Pilot Plant shall be governed by the provisions of this Paragraph 3.

     3.2 UTILIZATION OF FACILITY. The parties agree that (i) if Genentech's anti-IgE antibody is selected for development as of the Selection Date, as defined in the Outline of Terms entered into in connection with the Multiparty Transaction or (ii) if the parties to the Outline of Terms otherwise determine that activities currently contemplated for the Pilot Plant should be shifted to Genentech in whole or in part in connection with its agreement, on Ciba's request, to undertake commercial production of up to * of Anti-IgE Product, then Tanox shall have 120 days from receipt of written notice of the occurrence of either such event to notify Ciba of its intent to pursue one of the following alternatives:

     (a) Tanox may notify Ciba that it has decided to shut down the Pilot Plant and terminate production activities effective as of a date mutually agreeable to the parties ("Shut-down Date"), subject to reactivation, as Tanox may wish, within * from the Shut-down Date (however, Tanox can continue to perform routine maintenance activities at its cost beneficial to reactivation of the facility); or

     (b) Tanox may notify Ciba that it has decided to continue operation of the Pilot Plant at its own commercial and technical responsibility, in which case such decision shall become effective immediately on Ciba's receipt of such notice ("Continuation Date")

     3.3 SHUT-DOWN ALTERNATIVE. If Tanox has notified Ciba that it has decided to shut down the Pilot Plant, subject to reactivation as provided hereinafter, then at the expiration * from the Shut-down Date or on satisfaction of Tanox's obligations to Ciba following the Disposal Date, as hereinafter defined, whichever is the first to occur, Ciba shall forgive, without further
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June 10, 1996
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          action on its part, the principal balance and accrued interest remaining outstanding on the Loan at such time. Thereafter, Tanox shall have no further obligations under the Loan. During such five-year period, if Tanox should sell or otherwise dispose of the Pilot Plant (the "Disposal Date", then Tanox shall be obligated to pay to Ciba, in reduction of the outstanding principal and any unforgiven interest, the proceeds from such disposal net of all reasonable costs accrued during such period in connection with the maintenance of the shut-down Pilot Plant. Tanox shall pay such net proceeds to Ciba within 90 days following the Disposal Date. During such five-year period, if Tanox should decide to reactivate the Pilot Plant for production activities, then the provisions of Paragraph 3.4 below shall immediately become effective.

     3.4 CONTINUATION ALTERNATIVE. If Tanox has notified Ciba that it has decided to continue operation of (or reactivate, as the case may be) the Pilot Plant, then Tanox will be obligated at the end of each calendar year, beginning as of the first year end following the Continuation Date (or date of reactivation), to account for the operations of the Pilot Plant and determine Net Cash Flow available from operations as defined in Paragraph 3.5 below. On or before March 31 of the succeeding year, Tanox will be obligated to *.


     3.5  ACCOUNTING FOR THE PILOT PLANT. At the end of each calendar year during which Pilot Plant operations are continued or reactivated, the Pilot Plant's Net Cash Flow will be computed and any payments required under Paragraph 3.4 above will be made on or before March 31 of the succeeding year. Net Cash Flow for purposes of this agreement will be the Pilot Plant's "net cash provided from operating activities" (as illustrated in SFAS No.95), *
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June 10, 1996
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          *. Allocable costs to the Pilot Plant shall be apportioned in a manner consistent with GAAP and Tanox's normal practices, which have been reviewed in connection with the preparation of Tanox's annual audited financial statements.

     3.6 INTEREST EXPENSE. As set out in the Loan Agreement, interest shall begin as of the Commencement Date (as defined in the Loan Agreement) for the Pilot Plant. If the Pilot Plant is shut down, then at the end of each calendar year in which the Pilot Plant remains shut down (provided no disposal has occurred), *.

The contents of this supplemental agreement represent the bona fide intent of the parties who shall negotiate and enter into a more detailed agreement in line with the provisions set forth above.

Ciba-Geigy Limited                               Tanox Biosystems, Inc.
By: H. F. MOHR                                   By: DAVID ANDERSON
Name: Dr. H. F. Mohr                             Name: David Anderson
Title: Head Pharma Licensing                     Title: Executive Vice President
Date:                                            Date: July 8, 1996

By: HERBERT GUT
Name: Dr. Herbert Gut
TItle: Senior Division Counsel
Date: July 6, 1996